SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):     December 12, 2016

ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation		Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)

704 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2016, EnPro Industries, Inc. (the “Company”) entered into a Transition Agreement and Release dated as of December 12, 2016 (the “Transition Agreement”) with Kenneth D. Walker, the Company’s Senior Vice President and Chief Operating Officer, to set forth the terms relating to the transition of his employment. The Transition Agreement provides that Mr. Walker will resign his employment and from all positions with the Company and its subsidiaries effective as of the end of December 31, 2016. The Transition Agreement provides for the following transition benefits to Mr. Walker: (i) payment, starting July 1, 2017, of transition benefits equal to 52 weeks of Mr. Walker’s current base salary payable ratably over 52 weeks on the Company’s normal payroll schedule; (ii) because his employment continues through the end of December 31, 2016 and such awards then vest, payment with respect to Mr. Walker’s 2016 annual performance plan award and long-term incentive plan awards for the 2014-2016 performance cycle as soon as practicable following certification by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Compensation Committee”) of performance attained for the relevant performance periods; (iii) payment in cash with respect to long-term incentive plan awards for the 2015-2017 and 2016-2018 performance cycles, prorated by factors of 24/36 and 12/36, respectively, up to the amount payable upon achievement of the target level of performance, in each case as soon as practicable following certification by the Compensation Committee of performance attained for the relevant performance periods; (iv) payment on the Company’s first regular payroll period in January 2017 of $109,200 plus the additional pro rata amount Mr. Walker would otherwise have been entitled to receive, as if his employment had been involuntarily terminated without cause as of June 30, 2017, with respect to his restricted stock unit awards and long-term incentive plan awards not otherwise addressed above and including long-term incentive awards that he would have otherwise received in 2017 and with respect to an annual performance plan award he would have otherwise received for 2017; (v) payment on the Company’s first regular payroll period in January 2017 of $106,000 in lieu of reimbursement of COBRA premiums, 401(k) matching benefits and outplacement benefits and $2,500 for legal expenses associated with the review of the Transition Agreement; (vi) payment of tax costs associated with certain overseas residency in accordance with the Company’s policy, including payment of related accounting services expenses; and (vii) transfer to Mr. Walker of the laptop computer which has been used by him to conduct Company business. Such payments are subject to applicable required withholding.

In the Transition Agreement, Mr. Walker agreed to extend the term of his employee non-solicitation and non-competition obligations under his existing Business Protection Agreement with the Company to January 31, 2019. The Transition Agreement also includes provisions with respect to confidentiality, non-disparagement and ongoing assistance obligations of Mr. Walker and the release of claims by Mr. Walker.

On December 12, 2016, the Company and Mr. Walker entered into a Consulting Agreement dated as of January 1, 2017 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Walker is to provide, during the period commencing January 1, 2017 and ending on June 30, 2017, transitional support to the Company regarding all matters within the scope of his prior responsibilities with the Company and such other duties and projects as assigned by the Chief Executive Officer of the Company or determined necessary or desirable by Mr. Walker and approved by the Company’s Chief Executive Officer. The Consulting Agreement provides that Mr. Walker is to receive payment from the Company of an $18,200 monthly guaranteed retainer, payable monthly in arrears, and reimbursement of reasonable out-of-pocket expenses.

The foregoing descriptions of the Transition Agreement and the Consulting Agreement are qualified by the full terms of the Transition Agreement and Confidentiality Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this report, and each is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits

	Exhibit 10.1	Transition Agreement and Release dated as of December 12, 2016 between EnPro Industries, Inc. and Kenneth D. Walker
	Exhibit 10.2	Consulting Agreement dated as of January 1, 2017 between EnPro Industries, Inc. and Kenneth D. Walker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 16, 2016

ENPRO INDUSTRIES, INC.

/s/ Robert S. McLean
By:	Robert S. McLean
General Counsel, Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Transition Agreement and Release dated as of December 12, 2016 between EnPro Industries, Inc. and Kenneth D. Walker
10.2	Consulting Agreement dated as of January 1, 2017 between EnPro Industries, Inc. and Kenneth D. Walker

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